Exhibit 99.1

For Immediate Release

Contact:	Patrick A. Reynolds
Director of Investor Relations
(706) 649-4973
Synovus Announces Results of Exchange Offer
November 3, 2009 - Synovus Financial Corp. (NYSE: SNV) (the “Company”) today announced the results of its previously announced offer to exchange (the “Exchange Offer”) up to 50 million newly issued shares of the Company’s common stock for any and all of its outstanding 4.875% Subordinated Notes Due 2013 (the “Notes”).
According to information provided by the exchange agent for the Exchange Offer, BNY Mellon Shareowner Services, approximately $29,820,000 in aggregate principal amount of the Notes, representing approximately 12.6% of the $236,570,000 aggregate principal amount of the Notes outstanding prior to the Exchange Offer, has been validly tendered and not withdrawn in the Exchange Offer. The Company has accepted all of the Notes validly tendered and not withdrawn and, pursuant to the terms of the Exchange Offer, will issue approximately 9.44 million shares of the Company’s common stock as consideration for the Notes. Following the settlement of the Exchange Offer, approximately $206,750,000 in aggregate principal amount of the Notes will remain outstanding.
The Exchange Offer expired at 11:59 P.M. (New York City time) on November 2, 2009. The Company expects the settlement of the Exchange Offer to occur on November 5, 2009.
J.P. Morgan Securities Inc. acted as the Company’s sole financial advisor in connection with the Exchange Offer. J.P. Morgan Securities Inc. was not retained to, and did not, solicit acceptances of the Exchange Offer or make any recommendations to holders with respect thereto.
About Synovus
Synovus is a financial services holding company with approximately $35 billion in assets based in Columbus, Georgia. Synovus provides commercial and retail banking, as well as investment services, to customers through 30 banks, 328 offices, and 463 ATMs in Georgia, Alabama, South Carolina, Florida and Tennessee. The company focuses on its unique decentralized customer delivery model, position in high-growth Southeast markets and commitment to being a great place to work to ensure unparalleled customer experiences. See Synovus on the Web at www.synovus.com.